EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement on Form S-4 of First Busey Corporation and Subsidiaries of our reports, dated February 4, 2005, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of First Busey Corporation and Subsidiaries for the year ended December 31, 2004. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois
April 6, 2005